Exhibit 99.2

For Information
   Brent A. Collins
   303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY UPDATES CAPITAL EXPENDITURE AND PRODUCTION OUTLOOK; PROVIDES OPERATIONS UPDATE

•	Company increases 2011 production forecast to a range of 162 – 167 BCFE, up approximately 10% from prior guidance; anticipate year over year production growth of 50%

•	Production for 2012 expected to increase 35% - 40% to a range of 225 – 232 BCFE, based on preliminary 2012 capital program budget of $1.4 to $1.5 billion

•	Company has closed or entered into over $1.0 billion of transactions in 2011 to fund activity

DENVER, CO  August 1, 2011 – SM Energy Company (NYSE: SM) today provides an operational update, as well as an update of its capital expenditure and production outlook for 2011 and 2012.  In addition, a new presentation for the second quarter earnings and operational update will be posted on the Company’s website at www.sm-energy.com.  This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain time (10:00 a.m. Eastern time) on August 2, 2011.  Information for the earnings call can be found below.

MANAGEMENT COMMENTARY

Tony Best, President and CEO, remarked, “The capital expenditure and production outlook we are providing today is the result of our successful transformation into a significant North American resource play company.  We have built a portfolio that provides line of sight to significant growth over the coming years, while providing the flexibility to allow us to redirect capital when circumstances dictate.  Our disciplined approach to high-grading our portfolio has positioned us so that we can grow value for our shareholders while maintaining our strong balance sheet.  I hope our shareholders are as excited about our strong project inventory and growth potential as I am.”

2011 CAPITAL BUDGET UPDATE

The following table summarizes the changes in the Company’s 2011 capital expenditure budget:

	Previously Issued 2011 Capital Plan	Changes	Revised 2011 Capital Plan
($ in millions)

Drilling Capital
Total Eagle Ford Shale	$500	$295	$795
Bakken/Three Forks	170	20	190
Granite Wash	60		60
Permian Basin Oil	40	10	50
Haynesville Shale	75	90	165
Niobrara/Other Oil	25		25
Drilling subtotal	$870	$415	$1,285

Non-drilling capital	$210	$55	$265
Total	$1,080	$470	$1,550

The primary increase to the 2011 capital budget results from differences regarding the size and timing of the Company’s previously announced Eagle Ford shale transactions, compared to assumptions made when they were originally budgeted.  The reduction in SM Energy’s total Eagle Ford shale position will not be as large as was assumed at the beginning of the year.  The scheduled closing dates for these transactions are also later in the year than originally budgeted.  As a result, higher amounts of production and capital expenditures will be recognized by the Company in 2011.  The capital budget is also being increased to reflect the decision to continue drilling in the Company’s operated Haynesville shale position in East Texas until its leasehold position is held by production in 2012.  More detailed production and cost guidance for the remainder of 2011 is provided later in this release.

The increase in capital expenditures is effectively being funded by proceeds from transactions that the Company has either closed or announced in 2011.  A summary of the estimated gross proceeds from these transactions is provided in the following table:

Gross Proceeds
($ in millions)

Eagle Ford LaSalle block	$225
Non-operated Eagle Ford reimbursements	55
Marcellus shale assets	80
Constitution Field (East Texas) assets	44
Rocky Mountain oil assets	47
Eagle Ford gathering assets	25
Total gross proceeds	$476

The table above does not include any benefit from the $680 million carry that will be applied to the Company’s interests in its outside operated Eagle Ford assets.

PRELIMINARY 2012 CAPITAL PROGRAM BUDGET

	Estimated Gross Wells	Estimated WI%	Estimated Capital
($ in millions)
Operated Eagle Ford shale	95	100%	$670 - 730
Non-Operated Eagle Ford shale	300	14.5%	-
Operated Bakken/Three Forks	40	57%	185 - 205
Operated Haynesville	8	95%	85 - 95
Operated Granite Wash	15	60%	70 - 75
Other Operated	TBD	Varies	130 - 150
Outside Operated	TBD	Varies	75 - 100
Range of drilling capital			$1,200 - 1,300

Non-drilling capital			$200
Range of total capital			$1,400 - 1,500
NOTE: The above estimated capital ranges are preliminary and are not intended to sum.

2011 AND 2012 PRODUCTION OUTLOOK

	Previous FY2011 Guidance	Revised FY2011 Guidance	Preliminary FY2012 Guidance

Production (BCFE)	146 - 152	162 - 167	225 - 232
Production growth (year over year)	33 - 38%	47 - 52%	35 - 40%

FUNDING OF 2011 AND 2012 PROGRAMS

Below is a table that summarizes the Company’s estimated net cash needs for 2011 and 2012 based on the assumptions presented above:

($ in millions)	2011	2012
Capital program	$1,550	$1,400 – 1,500
Less: Projected operating cash flow*	860	1,200 – 1,300
Less: Transaction proceeds	476	-
Estimated funding gap	$214	$200

* Projected operating cash flow assumes current strip pricing.  Projected operating cash flow is a non-GAAP financial measure intended to be an estimate of future operating cash flow that provides internally generated funds for exploration, development, acquisitions, and to service debt.  The Company computes historical operating cash flow as net cash provided by operating activities adjusted for changes in current assets and liabilities and exploration, less exploratory dry hole expense, and stock-based compensation expense included in exploration.  A reconciliation of projected operating cash flow to projected net cash provided by operating activities is not provided due to uncertainties in projecting future changes in current assets and liabilities and other reconciling items.

SM Energy issued $350 million in 6.625% senior notes earlier in 2011 to partially fund its 2011 and 2012 capital programs.  As of the end of the quarter, there were no outstanding borrowings on the revolving credit facility, which has a $1.0 billion commitment amount at the present time.  Management believes that the Company is appropriately capitalized to fund the capital programs detailed above, while maintaining the strength of its balance sheet.  The Company expects that it will achieve double-digit production growth within operating cash flow in 2013.

OPERATIONAL UPDATE

Eagle Ford Shale
SM Energy is currently operating four (4) drilling rigs on its operated acreage in South Texas.  The focus of drilling activity during the second quarter of 2011 was to drill spacing pilots and test alternative completion designs.  Data from this testing should be available to guide development activities during 2012.  During the second quarter, the build-out of operated midstream facilities was commissioned to an outside party under the terms of a previously disclosed gas gathering services contract.  Gas takeaway capacity during the quarter continued to be below contracted amounts due to restrictions on downstream third-party infrastructure.  Previously announced capacity from another outside provider is anticipated to be available to the Company late in the third quarter of 2011.

As previously announced, during the second quarter of 2011 the Company entered into two separate transactions related to its Eagle Ford shale assets.  These transactions are scheduled to close during the third quarter.  Post-closings, SM Energy will have approximately 196,000 net acres in the play.

Bakken / Three Forks
SM Energy is currently operating two (2) drilling rigs in the Williston Basin, with a focus on horizontal development of the Bakken and Three Forks formations in the Company’s prospects in Divide and McKenzie Counties, North Dakota.  During the second quarter of 2011, the Company, along with other operators, experienced flooding which delayed drilling and completion operations and required some production to be shut-in.  All shut-in production is expected to come back online early in the third quarter of 2011 as the flood waters recede.  A third drilling rig is being added to this play in the third quarter of 2011.

Niobrara
SM Energy continues to test its Niobrara position in the northern extension of the DJ Basin in southern Wyoming.  During the second quarter, three (3) new operated wells were drilled.  The Polaris (SM 38% WI) was completed during the quarter and had a 7-day average production rate of roughly 950 BOE/d.  The remaining two (2) wells are expected to be completed later this year.

The Company has also started permitting for several wells in the Powder River Basin in Wyoming where SM Energy has recently added to its acreage holdings.  The Company now has 63,000 net acres in the Powder River Basin.  In total, SM Energy has 89,000 total net acres in eastern Wyoming with potential in the emerging Niobrara play.

ArkLaTex Region
During the quarter, SM Energy maintained activity in its operated Haynesville position in San Augustine County, Texas, using a two (2) rig program.  Due to strong well results and the presence of additional highly prospective up-hole intervals, the Company has decided to continue drilling its acreage in East Texas until the acreage is held by production, which it believes can be achieved by the third quarter of 2012 with a one (1) drilling rig program.

Mid-Continent Region
SM Energy operated one (1) drilling rig in its Granite Wash program during much of the second quarter of 2011, focusing on the liquids rich wash intervals.  During the second quarter, SM Energy completed a Cottage Grove well, the Ruth 4-60 (SM 44% WI) in Wheeler County, Texas, which had a 7-day average initial production of approximately 1,378 BOE/d, of which 82% was oil.  The Company plans to continue a one (1) to two (2) drilling rig program for the remainder of the year on its Granite Wash acreage, all of which is held by production.

Permian Region
The Company operated one (1) drilling rig in the Permian region during the second quarter of 2011, aimed at drilling down-spacing pilots in the Wolfberry tight oil and testing Mississippian targets.

DETAILED 2011 PRODUCTION AND COST GUIDANCE
	3Q11E	4Q11E	FY 2011E
Production (BCFE)	42.0 – 44.5	44.0 – 47.0	162.0 – 167.0
Average daily production (MMCFE/d)	453 – 481	479 – 509	437 – 464
Oil production (as % of total)	~30%	~31%	~30%
Natural gas production (as % of total)	~55%	~55%	~57%
NGL production (as % of total)	~15%	~14%	~13%

LOE ($/MCFE)	$0.90 – 0.96	$0.90 – 0.96	$0.88 – 0.93
Transportation ($/MCFE)	$0.59 – 0.62	$0.58 – 0.61	$0.50 – 0.53
Production Taxes (% of pre-derivative oil, gas, and NGL revenue)	6 – 7%	6 – 7%	5.5 – 6%

G&A - cash NPP ($/MCFE)	$0.11 – 0.13	$0.11 – 0.13	$0.12 – 0.14
G&A - other cash ($/MCFE)	$0.47 – 0.50	$0.47 – 0.50	$0.47 – 0.50
G&A - non-cash ($/MCFE)	$0.12 – 0.14	$0.11 – 0.13	$0.11 – 0.13
G&A TOTAL ($/MCFE)	$0.70 – 0.77	$0.69 – 0.76	$0.70 – 0.77

DD&A ($/MCFE)	$2.90 – 3.10	$2.90 – 3.10	$2.90 – 3.10
Non-cash interest expense ($MM)	$3.4	$3.5	$18.1
Effective income tax rate range			37.0% - 37.5%
% of income tax that is current			~5%

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss second quarter results and other operational matters on August 2, 2011, at 8:00 a.m. Mountain time (10:00 a.m. Eastern time).  The call participation number is 800-573-4842 and the participant passcode is 91627792.  An audio replay of the call will be available approximately two hours after the call at 888-286-8010, with the passcode 51587016.  International participants can dial 617-224-4327 to take part in the conference call, using passcode 91627792, and can access a replay of the call at 617-801-6888, using passcode 51587016.  Replays can be accessed through August 9, 2011.

This call will be webcast live and can be accessed at SM Energy Company’s website at www.sm-energy.com.  An audio recording of the conference call will be available at that site through August 9, 2011.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil, natural gas, and natural gas liquids prices, the uncertain nature of the expected benefits from the acquisition, divestiture, or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of midstream service providers to purchase or market the Company’s production, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing for purchasers of oil and gas properties, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of derivative counterparties to settle derivative contracts in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2010 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids and crude oil.  SM Energy routinely posts important information about the Company on its website.  For more information about SM Energy, please visit its website at www.sm-energy.com.